Exhibit 2.2

July 7, 2006

Andrx Corporation
8151 Peters Road
Plantation, Florida 33324

Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Agreement”) dated as of March 12, 2006 by and among Watson Pharmaceuticals, Inc., Water Delaware, Inc. and Andrx Corporation. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Agreement.

Notwithstanding the terms set forth in the Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that:

1. Section 8.1(b) of the Agreement is hereby amended to read in its entirety as follows:

“(b) By written notice of either the Company or Parent, if the Merger shall not have been consummated prior to the date that is six months after the date of this Agreement (such date, as it may be extended as provided below, shall be referred to herein as the “Outside Date”); provided, however, that the Outside Date shall be automatically extended to November 13, 2006 in the event the Merger shall not have been consummated solely as a result of a failure to satisfy a condition set forth in Section 7.1 (b), (c) or (d) hereof; and provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;”

2. Notwithstanding any facts or circumstances of any nature whatsoever, including, without limitation, any event, change, development or occurrence that may occur after September 12, 2006, in the event that any condition set forth in Section 7.2(a) or 7.2(c) is satisfied on September 12, 2006 (or would have been satisfied on September 12, 2006 had that date been the Effective Time), such condition shall be conclusively deemed satisfied for all purposes of the Agreement (including without limitation Section 8.1(f) of the Agreement) on all dates subsequent to September 12, 2006; provided, that, on September 12, 2006, the Company shall have delivered to Parent (which delivery may be by facsimile or email transmission of a .pdf file, in either case followed by reasonably prompt delivery by national overnight courier) a certificate signed by an executive officer of the Company certifying that the conditions set forth in Sections 7.2(a) and 7.2(c) are satisfied (or would have been satisfied on September 12, 2006 had that date been the Effective Time).

3. Notwithstanding anything to the contrary in this letter agreement or the Agreement, for purposes of (i) determining for purposes of Section 8.1(b) of the Agreement whether the Merger was not consummated solely as a result of a failure to satisfy a condition set forth in Section 7.1 (b), (c) or (d) of the Agreement, and (ii) determining for purposes of paragraph 2 of this letter agreement (including without limitation in connection with the certificate referred to in paragraph 2) whether any condition set forth in Section 7.2(a) or 7.2(c) of the Agreement is or would be satisfied on September 12, 2006, facts or circumstances relating to antitrust and related matters (including without limitation the Antitrust Laws and the HSR Act process) which result in a failure to satisfy a condition set forth in Section 7.1(b), (c) or (d) of the Agreement shall not be deemed to (A) constitute a Material Adverse Effect, or (B) cause a misrepresentation or breach of warranty under Section 3.4, 3.12, 4.3 or 4.4 of the Agreement or a resulting failure to satisfy a condition set forth in Section 7.2(a), 7.2(c) or 7.3(a) of the Agreement.

4. Except as expressly set forth herein, the Agreement (including, without limitation, the rights and obligations of the parties under Sections 6.6 and 6.7 of the Agreement) shall remain in full force and effect and unchanged.

This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to conflict of laws principles.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter agreement.

[Signatures Begin on Next Page]

Very truly yours,

WATSON PHARMACEUTICALS, INC.

By: _Allen Chao

Name:

Title:

WATER DELAWARE, INC.

By: _Allen Chao

Name:

Title:

AGREED AND ACKNOWLEDGED:

ANDRX CORPORATION

By: Thomas P. Rice

Name:

Title: